EXHIBIT 24

POWER OF ATTORNEY

Know all by these presents, that the undersigned hereby constitutes and appoints Patrick L. Alesia as the undersigned’s true and lawful attorney-in-fact for, and in the name, place and stead of, the undersigned:

(1)
to execute on behalf of the undersigned and cause to be filed electronically any forms, including without limitation, Securities and Exchange Commission Forms 3, 4 and 5 (together with any amendments as may be required thereto) required to be filed pursuant to Section 16(a) of the Securities Exchange Act of 1934 (the “Act”) and the regulations thereunder relating to Griffon Corporation; and

(2)	generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as if the undersigned could do if personally present.

This Power of Attorney shall remain in effect until revoked, in writing, by the undersigned.

The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Act.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed this 24th day of November, 2009.

/s/ Ronald J. Kramer
Ronald J. Kramer